Exhibit 10.14

Battery Lease Agreement

Contract No.: NDHX20191213002

This Asset Lease Agreement (this “Agreement”) is entered into on July 1, 2019 in Ningde by and between:

Lessee (Party A): Shanghai Junfeng Network Technology Co., Ltd.

Domicile: Room 207, Building 1, No. 898 Xiuwen Road, Minhang District, Shanghai

Legal Representative: Peng Zhaokun

Lessor (Party B): Fujian Ningde Huixiang Unlimited Technology Co., Ltd.

Domicile: Floor 4, Building of the Center for Customs Clearance and Inspection at Ningde Port, West Wan’an Road, Jiaocheng District, Ningde

Legal Representative: Chen Jun

In order to specify the rights and obligations of the Parties, Party A and Party B have reached the following agreement in respect of Party A’s lease of batteries from Party B for their mutual compliance through friendly negotiations in accordance with the Contract Law of the People’s Republic of China and other relevant laws and regulations.

Article 1. Subject Matter

Party B agrees to lease to Party A, and Party A agrees to lease from Party B, the batteries legally owned by Party B (“Asset”) in accordance with the terms and conditions of this Agreement.

Article 2. Lease Term

The lease term of the Asset hereunder shall commence on July 1, 2019 and end on June 30, 2022. The Parties may negotiate on the renewal of this Agreement and enter into the relevant contract at least one month prior to the expiration of the lease term hereunder. If the Parties fail to reach an agreement, or fail to negotiate, on the renewal by then, this Agreement shall automatically terminate upon its expiration.

Article 3. Rent and Payment

1. Rent: The monthly rent hereunder shall be determined based on the number of Asset actually leased in the month and the specific model and status (subject to the monthly statement sent by Party B to Party A).

The settlement period shall be one month, starting from the provision of Asset from Party B to Party A. Party B shall, within 5 working days upon expiration of each settlement period, send to Party A a statement of rent incurred during the settlement period, and Party A shall confirm the same within 10 working days upon receipt thereof (where Party A makes no response within the time limit, the statement shall be deemed to have been confirmed by Party A), and pay to Party B the rent for such settlement period in a lump sum within 30 days after its confirmation and receipt of a correct, legal and valid invoice from Party B.

Article 4. Delivery and Acceptance of Asset

1. Place of delivery: The location where the e-bikes are used.

2. Inspection and acceptance of the Asset: Within 30 days after the effective date hereof, the Parties shall jointly inspect the Asset so as to verify whether it is completely and fully provided, and technicians of Party A shall conduct on-site performance testing and commissioning of the Asset, for which party B shall provide necessary assistance. Upon Party A’s acceptance, the Parties shall sign the acceptance list of the Asset. The Asset shall be handed over in an “as-is” condition, and returned with depreciation and wear and tear based on such “as-is” condition.

3. Party B shall provide to Party A documents regarding the use and maintenance of the Asset on the delivery date.

Article 5. Rights and Obligations of the Parties

1. Party B shall provide to Party A the Asset in the agreed specification and model and with all formalities validly completed in accordance with this Agreement.

2. During the lease term, Party B shall remain the owner of the Asset.

3. During the lease term, Party B shall neither transfer or sublease the Asset to any third party, nor sell or create mortgage or any encumbrance on the Asset, without Party A’s written consent.

4. During the lease term, Party A shall neither sublease or lend the Asset, nor sell or create mortgage or any encumbrance on the Asset, without Party B’s written consent.

5. Party A shall properly keep and use the Asset. During the lease term, in case of any damage or loss of the Asset due to any reason attributable to Party A (excluding normal wear and tear and force majeure), Party A shall promptly notify Party B in writing, and Party B has the right to request Party A to restore the Asset to the original state, or repair the Asset to a completely normal state of use, or replace the Asset with an item that is in the same condition and of the same performance, at Party A’s costs, failing which Party A shall compensate Party B at the amount determined by the Parties through consultation.

6. During the lease term, Party A shall be responsible for the maintenance, repair and servicing of the Asset, with calibration and other costs to be borne by Party A.

7. During the lease term, subject to Party B’s prior written consent, Party A may make improvement or add ancillary devices or facilities to the Asset so as to meet its normal use requirements. Party A shall be the owner of the devices or facilities added.

8. The proceeds obtained and the intellectual property right generated from the possession or use of the Asset during the lease term shall vest in Party A.

Article 6. Liability for Breach

1. The failure of either Party to perform any obligation hereunder shall constitute such Party’s breach of this Agreement. In addition to the performance of other obligations hereunder, the breaching Party shall compensate all losses, damages, costs (including but not limited to reasonable attorney’s fees) and liabilities incurred or suffered by the non-breaching Party as a result of such breach.

2. If Party A breaches this Agreement during the lease term, Party B shall have the right to request Party A to rectify the breach. If Party A refuses to make such rectification, Party B shall have the right to early terminate this Agreement and take back the Asset.

Article 7. Force Majeure

1. In the event that either Party fails to perform any obligation hereunder due to force majeure, such Party may suspend its performance of such obligation for the period of such force majeure without any liability for breach. Such Party shall immediately inform the other Party in writing of the force majeure, and present written documents proving the occurrence and time of the force majeure within 3 days.

2. Upon occurrence of force majeure, the Parties shall immediately negotiate with each other and use reasonable efforts to minimize the losses caused thereby.

Article 8. Confidentiality

1. Unless otherwise agreed herein, each Party shall use its best efforts to keep confidential any commercial information, material or document in relation to the other Party in any form that is obtained by it due to the performance hereof, including any content hereof and other potential cooperation between the Parties. Each Party shall disclose such information only to its employees, agents and other personnel necessary for their performance of the obligations hereunder on a strictly need-to-know basis. The confidentiality obligation shall continue until the relevant confidential information becomes publicly available.

2. This confidentiality clause shall be effective throughout the term of this Agreement and survive thereafter.

Article 9. Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of the Peoples Republic of China. Any dispute arising out of or in connection with this Agreement shall first be resolved by the Parties through friendly negotiations, failing which, either Party shall have the right to bring an action before the competent people’s court at the place where the plaintiff is located.

Article 10. Miscellaneous

1. For any matter not covered herein, the Parties shall enter into a supplementary agreement separately. In case of inconsistency between the supplementary agreement and this Agreement, the supplementary agreement shall prevail.

3. This Agreement is made in two copies, with each Party holding one copy. Each copy shall have the same legal effect.

(No text below)

Lessee Shanghai Junfeng Network Technology Co., Ltd. (Seal)

Date: July 1, 2019

Lessor Fujian Ningde Huixiang Unlimited Technology Co., Ltd. (Seal)

Date: July 1, 2019